UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Under Rule 14a-12

Pieris Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Pieris Pharmaceuticals, Inc.

Lise-Meitner-Strasse 30, Freising-Weihenstephan,

Germany, 85354

June 1, 2015

To Our Stockholders:

You are cordially invited to attend the 2015 annual meeting of stockholders of Pieris Pharmaceuticals, Inc. to be held at 10:00 a.m. EST on Tuesday, June 30, 2015 at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. at 666 Third Avenue, New York, NY 10017, 32nd floor.

Details regarding the meeting, the business to be conducted at the meeting, and information about Pieris Pharmaceuticals, Inc. that you should consider when you vote your shares are described in this proxy statement.

At the annual meeting, one person will be elected to our Board of Directors. In addition, we will ask stockholders to ratify the selection of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft as our independent registered public accounting firm for our fiscal year ending December 31, 2015. The Board of Directors recommends the approval of each of the two proposals. Such other business will be transacted as may properly come before the annual meeting.

We hope you will be able to attend the annual meeting. Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. You may vote over the Internet as well as by telephone or by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your continued support of Pieris Pharmaceuticals, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

Stephen S. Yoder
President and Chief Executive Officer

Pieris Pharmaceuticals, Inc.

Lise-Meitner-Strasse 30, Freising-Weihenstephan,

Germany, 85354

June 1, 2015

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TIME: 10:00 a.m., EST

DATE: June 30, 2015

PLACE: Offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., at 666 Third Avenue, New York, New York 10017, 32nd floor.

PURPOSES:

1.	To elect one director to serve a three-year term expiring in 2018;

2.	To ratify the appointment of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	To transact such other business that is properly presented at the annual meeting and any adjournments or postponements thereof.

WHO MAY VOTE:

You may vote if you were the record owner of Pieris Pharmaceuticals, Inc. common stock at the close of business on May 8, 2015. A list of stockholders of record will be available at the annual meeting and, during the 10 days prior to the annual meeting, at our principal executive offices located at Lise-Meitner-Strasse 30, Freising-Weihenstephan, Germany, 85354.

All stockholders are cordially invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Darlene Deptula-Hicks
Corporate Secretary

i

PIERIS PHARMACEUTICALS, INC.

Lise-Meitner-Strasse 30, Freising-Weihenstephan,

Germany, 85354

PROXY STATEMENT FOR PIERIS PHARMACEUTICALS, INC.

2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 30, 2015

This proxy statement, along with the accompanying notice of 2015 annual meeting of stockholders, contains information about the 2015 annual meeting of stockholders of Pieris Pharmaceuticals, Inc., including any adjournments or postponements of the annual meeting. We are holding the annual meeting at 10:00 a.m., local time, on Tuesday, June 30, 2015 at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. located at 666 Third Avenue, New York, New York 10017, 32nd floor.

In this proxy statement, we refer to Pieris Pharmaceuticals, Inc. as “Pieris,” “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the annual meeting.

On or about June 2, 2015, we began sending this proxy statement, the attached Notice of Annual Meeting of Stockholders and the enclosed proxy card to all stockholders entitled to vote at the annual meeting.

Although not part of this proxy statement, we are also sending, along with this proxy statement, our 2014 annual report, which includes our financial statements for the fiscal year ended December 31, 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 30, 2015

This proxy statement and our 2014 annual report to stockholders are available for viewing, printing and downloading at www.proxyvote.com. To view these materials please have your 12-digit control number(s) available that appears on your proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2014 on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “SEC Filings” section of the “Investors” section of our website at www.pieris.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: Darlene Deptula-Hicks, Pieris Pharmaceuticals, Inc., Lise-Meitner-Strasse 30, Freising-Weihenstephan, Germany, 85354. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

The Board of Directors of Pieris Pharmaceuticals, Inc. is soliciting your proxy to vote at the 2015 annual meeting of stockholders to be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. located at 666 Third Avenue, New York, New York, 10017, 32nd Floor on Tuesday, June 30, 2015, at 10:00 a.m. local time, and any adjournments of the meeting, which we refer to as the annual meeting. The proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 because you owned shares of Pieris Pharmaceuticals, Inc. common stock on the record date. The Company intends to commence distribution of the proxy materials to stockholders on or about June 2, 2015.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on May 8, 2015 are entitled to vote at the annual meeting. On this record date, there were 29,429,522 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the annual meeting and not revoked prior to the annual meeting, will be voted at the annual meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet, mail or telephone. You may specify whether your shares should be voted for or withheld for each nominee for director, and whether your shares should be voted for, against or abstain with respect to the other proposal. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, Globex Transfer, LLC, or you have stock certificates registered in your name, you may vote:

•	By Internet or by telephone. Follow the instructions included in the Notice or, if you received printed materials, in the proxy card to vote by Internet or telephone.

•	By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations as noted below.

•	In person at the meeting. If you attend the meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 29, 2015.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the nominee for director; and

•	“FOR” the ratification of the selection of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft as our independent registered public accounting firm for our fiscal year ending December 31, 2015.

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the annual meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	by re-voting by Internet or by telephone as instructed above;

•	by notifying Pieris Pharmaceuticals, Inc.’s Secretary in writing before the annual meeting that you have revoked your proxy; or

•	by attending the annual meeting in person and voting in person. Attending the annual meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the annual meeting that it be revoked.

Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal 2 of this proxy statement) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the annual meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

Your bank, broker or other nominee does not have the ability to vote your uninstructed shares in the election of directors. Therefore, if you hold your shares in street name it is critical that you cast your vote if you want your vote to be counted for the election of directors (Proposal 1 of this proxy statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares to be voted in the election of directors, your bank, broker or other nominee was allowed to vote your shares on your behalf in the election of directors as it deemed appropriate.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft as our independent registered public accounting firm for 2015, our Audit Committee of our Board of Directors will reconsider its selection.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election, a representative of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or otherwise provide.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the annual meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the voting power of all of the shares of our common stock entitled to vote at the annual meeting, present in person or by proxy, is necessary to constitute a quorum at the annual meeting. Votes of stockholders of record who are present at the annual meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held at 10:00 a.m. on Tuesday, June 30, 2015 at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., at 666 Third Avenue, New York, New York, 32nd, Floor. When you arrive at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., signs will direct you to the appropriate meeting rooms. You need not attend the annual meeting in order to vote.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single Notice or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact Broadridge Householding Department, by calling their toll free number, 1-866-540-7095.

If you do not wish to participate in “householding” and would like to receive your own Notice or, if applicable, set of Pieris’ proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another Pieris stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

•	If your Pieris Pharmaceuticals, Inc. shares are registered in your own name, please contact Broadridge Householding Department, and inform them of your request by calling them at 1-866-540-7095 or writing them at 51 Mercedes Way, Edgewood, NY 11717.

•	If a broker or other nominee holds your Pieris Pharmaceuticals, Inc. shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

You can choose this option and save the Company the cost of producing and mailing these documents by:

•	following the instructions provided on your proxy card; or

•	following the instructions provided when you vote over the Internet at www.proxyvote.com.

As used in this proxy statement, unless the context indicates or otherwise requires the term “Pieris Operating” refers to Pieris AG, a company organized under the laws of Germany that, through a share exchange transaction completed on December 17, 2014, has become our wholly owned subsidiary.

Pieris effected a forward stock split of its capital stock at the ratio of 2.272727-for-1 on December 5, 2014. Unless the context indicates or otherwise requires, all share numbers and share price data included in this proxy statement have been adjusted to give effect to this forward stock split.

We have registered trademarks for Pieris®, Anticalin® and Pocket Binding®. All other trademarks, trade names and service marks included in this proxy statement are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner.

Currency Presentation and Currency Translation

Unless otherwise indicated, all references to “dollars,” “$,” “U.S. $” or “U.S. dollars” are to the lawful currency of the United States. All references in this proxy statement to “euro” or “€” are to the currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended. We prepare our financial statements in U.S. dollars.

The functional currency for our operations is the euro. With respect to our financial statements, the translation from the euro to U.S. Dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The resulting translation adjustments are recorded as a component of other comprehensive income.

Where in this proxy statement we refer to amounts in euros, we have for your convenience also in certain cases provided a conversion of those amounts to U.S. Dollars in parentheses. Where the numbers refer to a specific balance sheet account date or financial statement account period, we have used the exchange rate that was used to perform the conversions in connection with the applicable financial statement. In all other instances, unless otherwise indicated, the conversions have been made using the noon buying rate of €1.00 to U.S. $1.2101 in The City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York as of December 31, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 1, 2015 for (a) the executive officers named in the Summary Compensation Table on page 18 of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of June 1, 2015 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 29,429,522 shares of common stock outstanding on June 1, 2015. Except as otherwise noted in the footnotes below, the address for each person listed in the table below, solely for purposes of filings with the SEC, is c/o Pieris Pharmaceuticals, Inc., Lise-Meitner-Strasse 30, 85354 Freising-Weihenstephan.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5%+ Stockholders:
OrbiMed Private Investments III, LP (1)	6,759,620	22.97%
The Global Life Sciences Venture Funds (2)	2,483,949	8.44%
Gilde Europe Food & Agribusiness Fund B.V. (3)	2,433,870	8.27%
Mark N. Tompkins (4)	2,335,892	7.94%
Novo Nordisk A/S (5)	2,051,802	6.97%
1798 Fundamental Strategies Master Fund Ltd. (6)	1,500,000	5.10%
Directors and Named Executive Officers:
Stephen S. Yoder (7)	480,000	1.60%
Chau Khuong (8)	9,958	*
Christina Takke, Ph.D. (9)	5,000	*
Michael Richman (10)	15,277	*
Steven Prelack (11)	5,000	*
Jean-Pierre Bizzari, M.D. (12)	—	—
All Current Directors and Executive Officers as a Group (7 persons)	515,235	1.72%

*	Less than 1%.
(1)	Includes 6,698,939 shares held of record by OrbiMed Private Investments III, LP, or OPI III, and 60,681 shares held of record by OrbiMed Associates III, LP, or Associates III. The address for OPI III and Associates III is 601 Lexington Avenue, 54th Floor, New York, New York. Shares of Pieris are directly owned by OPI III and Associates III. OrbiMed Capital GP III LLC, or GP III, is the sole general partner of OPI III and, as such, may be deemed to indirectly beneficially own the shares held by OPI III. OrbiMed Advisors LLC, or OrbiMed, is the general partner of Associates III and the sole managing member of GP III and, as such, OrbiMed may be deemed to indirectly beneficially own the shares held by OPI III and Associates III. Samuel D. Isaly is the managing member of, and owner of a controlling interest in, OrbiMed. Accordingly, OrbiMed and Mr. Isaly may be deemed to have voting and investment power over the shares held by OPI III and Associates III. GP III, OrbiMed and Mr. Isaly disclaim beneficial ownership with respect to such shares, except to the extent of their pecuniary interest therein, if any.

(2)	Includes 1,397,192 shares held of record by The Global Life Science Ventures Funds II GmbH & Co. KG i.L., or Global Life KG, and 1,086,757 shares held of record by The Global Life Science Ventures Fund II Limited Partnership, or Global Life LP. The address for Global Life KG is Tal 26, 80331 München, Germany. The address for Global Life LP is 1 Royal Plaza, Royal Avenue, St. Peter Port, Guernsey, United Kingdom. The liquidators of Global Life KG are The Global Life Science Ventures GmbH i.L., whose liquidators are Dr. Hans A. Küpper and Hanns-Peter Wiese, and The Global Life Science Ventures Special Partner GmbH & Co. KG i.L., whose liquidator is The Global Life Science Ventures Special Partner Verwaltungs GmbH i.L., whose liquidators are Dr. Hans A. Küpper and Hanns-Peter Wiese. Accordingly, Dr. Küpper and Mr. Wiese may be deemed to have voting and investment power over the shares held by Global Life KG. Dr. Küpper and Mr. Wiese disclaim beneficial ownership with respect to such shares, except to the extent of their pecuniary interest therein, if any. The liquidator of Global Life LP is The Global Life Science Ventures (GP) Limited, whose managing directors are Barry McClay, Martijn Hes and Peter Touzeau. Accordingly, Messrs. McClay, Hes and Touzeau may be deemed to have voting and investment power over the shares held by Global Life LP. Messrs. McClay, Hes and Touzeau disclaim beneficial ownership with respect to such shares, except to the extent of their pecuniary interest therein, if any.
(3)	The address for Gilde Europe Food & Agribusiness Fund B.V. is Newtonlaan 91, 3584 BP Utrecht, The Netherlands. The manager of Gilde Europe Food & Agribusiness Fund B.V. is Gilde Agribusiness Management B.V., or Gilde Management, and Gilde Management is owned by Gilde Healthcare Holding B.V., or Gilde Holding. Three Managing Partners, Edwin de Graaf, Marc Olivier Perret and Martenmanshurk B.V. (of which Pieter van der Meer is the owner and manager) each own 28.66% of Gilde Holding, and Stichting Administratiekantoor Gilde Healthcare Holding, or Stichting, owns 14% of Gilde Holding. Stichting is controlled by Mr. de Graaf, Mr. Perret and Martenmanshurk B.V. and issued depository receipts for shares in Gilde Holding to two partners, Arthur Franken and Dirk Kersten. Mr. de Graaf, Mr. Perret and Mr. van der Meer share voting and dispositive power over the shares and disclaim beneficial ownership of the shares except to the extent of their respective pecuniary interests therein, if any.
(4)	The address for Mark N. Tompkins is App 1, Via Guidino 23, Lugano 6900, Switzerland.
(5)	The address for Novo Nordisk A/S is Novo Allé, 2880 Bagsvaerd, Denmark. Novo Nordisk A/S is a corporation governed by a board of directors comprised of 11 directors. The members of the board of directors disclaim beneficial ownership with respect to such shares, except to the extent of their pecuniary interest therein, if any.
(6)	The address for 1798 Fundamental Strategies Master Fund Ltd. is PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands. 1798 Fundamental Strategies Master Fund Ltd. is owned by the following funds: 1798 Fundamental Strategies Fund Ltd., or FSF, a Cayman exempted company, and 1798 Fundamental Strategies Fund LP, a Delaware limited partnership, or FSF LP, and together with FSF, the 1798 Funds. Lombard Odier Asset Management (USA) Corp., a Delaware corporation, or LOAM, is the investment adviser to the 1798 Funds and as such has voting and dispositive power over the ordinary shares held by 1798 Fundamental Strategies Master Fund Ltd. Each of LOAM, 1798 Fundamental Strategies Master Fund Ltd. and FSF are governed by a board of directors comprised of 5 directors. The managing member of FSF LP is 1798 Global Partners, LLC, a Delaware limited liability company. 1798 Global Partners, LLC is wholly-owned and managed by 1798 Global Partners (Cayman Islands) Ltd, a Cayman exempted company, which is governed by a board of directors comprised of 4 directors. The members of the board of directors of LOAM and the directors of each of 1798 Fundamental Strategies Master Fund Ltd., FSF, FSF LP and 1798 Global Partners (Cayman Islands) Ltd disclaim beneficial ownership with respect to such shares, except to the extent of their pecuniary interest therein, if any.
(7)	Includes options to purchase 480,000 shares of our common stock that are exercisable within 60 days of June 1, 2015, and does not include options to purchase 800,000 shares of our common stock which have not vested and will not be exercisable within 60 days after June 1, 2015.
(8)	Includes options to purchase 9,958 shares of our common stock that are exercisable within 60 days of June 1, 2015 ,and does not include options to purchase 25,000 shares of our common stock which have not vested and will not be exercisable within 60 days after June 1, 2015.

(9)	Includes options to purchase 5,000 shares of our common stock that are exercisable within 60 days of June 1, 2015, and does not include options to purchase 25,000 shares of our common stock which have not vested and will not be exercisable within 60 days after June 1, 2015.
(10)	Includes options to purchase 15,277 shares of our common stock that are exercisable within 60 days of June 1, 2015, and does not include options to purchase 50,000 shares of our common stock which have not vested and will not be exercisable within 60 days after June 1, 2015.
(11)	Includes options to purchase 5,000 shares of our common stock that are exercisable within 60 days of June 1, 2015, and does not include options to purchase 25,000 shares of our common stock which have not vested and will not be exercisable within 60 days after June 1, 2015.
(12)	Does not include options to purchase 30,000 shares of our common stock which have not vested and will not be exercisable within 60 days after June 1, 2015.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our Board of Directors currently consists of six members, classified into three classes as follows: (1) Dr. Christina Takke and Dr. Jean-Pierre Bizzari constitute a class with a term ending at the 2015 annual meeting; (2) Chau Khuong and Steven Prelack constitute a class with a term ending at the 2016 annual meeting; and (3) Stephen S. Yoder and Michael Richman constitute a class with a term ending at the 2017 annual meeting.

On May 12, 2015 our Board of Directors accepted the recommendation of the Nominating and Corporate Governance Committee and voted to nominate Dr. Jean-Pierre Bizzari for election at the annual meeting for a term of three years to serve until the 2015 annual meeting of stockholders, and until his respective successor has duly elected and qualified.

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board of Directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below:

Name	Age	Position with the Company
Stephen S. Yoder	39	Chief Executive Officer, President and Director
Chau Khuong (1)(2)(3)	39	Chairman of the Board of Directors
Michael Richman (1)(3)	54	Director
Steven Prelack (2)	57	Director
Jean-Pierre Bizzari, M.D. (2)(3)	60	Director

(1)	Member of the compensation committee
(2)	Member of the audit committee
(3)	Member of the nominating and corporate governance committee

While a current director, on April 7, 2015, the Company decided not to nominate Dr. Christina Takke for re-election at the 2015 Annual Meeting. Dr. Takke will no longer serve as a member of the Board of Directors effective on June 30, 2015.

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with Pieris, either directly or indirectly. Based upon this review, our Board has determined that the following members of the Board are “independent directors” as defined by The NASDAQ Stock Market: Chau Khuong, Dr. Christina Takke, Michael Richman, Steven Prelack and Dr. Jean-Pierre Bizzari.

Stephen S. Yoder. Stephen S. Yoder joined Pieris AG, a company organized under the laws of Germany, or Pieris Operating, as Chief Executive Officer in January 2010. Upon the effectiveness of the Acquisition, pursuant to which on December 17, 2014, Pieris, Pieris Operating and the former stockholders of Pieris Operating entered into an Acquisition Agreement, or the Acquisition Agreement, and pursuant to which the stockholders of Pieris Operating contributed all of their equity interests in Pieris Operating to Pieris in exchange for shares of Pieris common stock, which resulted in Pieris Operating becoming a wholly owned subsidiary of Pieris, which we refer to as the Acquisition, he joined the Board of Directors of Pieris and was appointed as Chief Executive Officer and President. Prior to joining Pieris Operating, from July 2003 to December 2010 he led the intellectual property and legal departments at MorphoSys AG, a biotechnology company involved in the development and research of antibodies, as General Counsel. Prior to MorphoSys AG, from September 1999 to June 2003 he worked in several Washington, D.C. law firms, specializing in a life sciences intellectual property practice. Mr. Yoder holds degrees in molecular biology and Spanish from Grove City College and a Juris Doctorate, with honors, from The George Washington University Law School. As an attorney, he is licensed to practice before the United States Patent and Trademark Office, and in the jurisdictions of Maryland and Washington, D.C. We believe that Mr. Yoder adds value to our Board of Directors based on his intimate knowledge of our business plans and strategies of our business and his years of experience in the biotechnology and life sciences industry.

Chau Khuong. Mr. Khuong joined the Board of Directors of Pieris effective upon the closing of the Acquisition and has served on the supervisory board of Pieris Operating since May 2014. Mr. Khuong has worked at OrbiMed Advisors LLC since 2003 and is currently a Private Equity Partner. Mr. Khuong gained experience in start-up operations and business development at Veritas Medicine, Inc. and in basic science research at the Yale School of Medicine and at Massachusetts General Hospital. He currently serves as a director of several public and private companies, including Aerpio Therapeutics, Inc., Inspire Medical Systems, Nabriva Therapeutics, AG, Otonomy, Inc. (NASDAQ: OTIC), Rempex Pharmaceuticals and Cerapedics Inc. Mr. Khuong holds a B.S. in molecular, cellular and developmental biology with concentration in biotechnology and an MPH with concentration in infectious diseases, both from Yale University. We believe that Mr. Khuong adds value to our Board of Directors due to his experience as an investor, particularly with respect to healthcare companies, and his broad life sciences industry knowledge. He also has extensive experience overseeing the operations and research and development of biotechnology companies.

Michael Richman. Mr. Richman joined the Board of Directors of Pieris effective upon the closing of the Acquisition and has served on the supervisory board of Pieris Operating since October 2014. He is the President and Chief Executive Officer of Amplimmune, Inc., a privately held biologics company focused on cancer and autoimmune diseases which was acquired by Astra Zeneca in 2013, and has held this position since July 2008. From May 2007 through June 2008, he served as President and Chief Operating Officer of Amplimmune, Inc. Prior to such time, Mr. Richman has gained years of experience working in research, intellectual property and business development capacities in companies such as Chiron Corporation (now Novartis), MedImmune, Inc. (now Astra Zeneca) and MacroGenics. He is a member of the board of directors of Opexa Therapeutics, Inc., a public company, Madison Vaccines, Inc., a private company, and was previously director of Cougar Biotechnology until its acquisition by Johnson & Johnson. Mr. Richman obtained his B.S. in genetics/molecular biology at the University of California at Davis and his M.S.B.A. in international business at San Francisco State University. We believe that Mr. Richman adds value to our Board of Directors due to his extensive experience in mergers and acquisitions, business development and strategic planning for life science companies, as well as executive leadership and management experience.

Steven Prelack. Mr. Prelack joined the Board of Directors of Pieris effective upon the closing of the Acquisition. Mr. Prelack is the Senior Vice President and Chief Operating Officer of VetCor, which owns and operates veterinary hospitals across the United States, and has served in this position since June 2012. Prior to that time and since May 2010, Mr. Prelack served at VetCor as Senior Vice President of Operations and as Chief Financial Officer. From 2001 until May 2010, he was the Senior Vice President, Chief Financial Officer and Treasurer of VelQuest Corporation, a provider of automated compliance software solutions for the pharmaceutical industry. He is currently a director and audit committee chair of Galectin Therapeutics, Inc., a publicly traded clinical-stage biotechnology company engaged in drug research and development to create new therapies for fibrotic disease and cancer. Mr. Prelack also previously served as director and audit committee chair for BioVex Group, Inc., a clinical-stage biotechnology company focused on the development and future commercialization of targeted treatments for cancer and the prevention of infectious disease, which was sold to Amgen in 2011, and as a director of VelQuest Corporation, OPCAT, Inc. and Foodsafe Solutions, Inc. Mr. Prelack is a Certified Public Accountant, received a B.B.A. degree from the University of Massachusetts at Amherst in 1979 and is a member of the National Association of Corporate Directors. We believe that Mr. Prelack adds value to our Board of Directors due to his extensive executive leadership experience, director experience within the biotechnology sector and his many years serving in senior financial and operational management roles.

Jean-Pierre Bizzari, M.D. Dr. Bizzari joined the Board of Directors of Pieris on May 12, 2015. Dr. Bizzari served as Executive Vice-President, Group Head, Clinical Oncology Development at Celgene Corporation, a role he held from October 2008 until his retirement. In this position, Dr. Bizzari was responsible for Celgene’s clinical development and operations-statistics teams across the U.S., Europe and Asia/Japan, and has overseen the development and approval of a number of leading oncology products including REVLIMID® (lenalidomide), VIDAZA® (azacitidine), ISTODAX® (romidepsin) and ABRAXANE® (nab-paclitaxel). In addition, he was Chairman of Celgene’s hematology oncology development committee and a member of the company’s management committee. Prior to his role at Celgene and from 2004 to 2008, Dr. Bizzari was the Vice President, Clinical Oncology Development for Sanofi-Aventis where he oversaw the approval of Eloxatin® (oxaliplatin), Taxotere® (docetaxel) and Elitek® (rasburicase). From 2002 to 2004, he was Vice President, Clinical Development Oncology for Sanofi-Synthelabo and from 1993 to 2002 served in the same role for Rhône-Poulenc Rorer (Aventis). Dr. Bizzari is a member of the Scientific Advisory Board of France’s National Cancer Institute and Netrix Pharma, is currently a member of the board of directors of Halozyme Therapeutics, Inc., Celator Pharmaceuticals, Inc., and Transgene SA, and previously served as a board member of Synpase Technology and Oncalis AG. Dr. Bizzari received his medical degree from the University of Nice (France) and is an oncologist, having trained at La Pitié-Salpêtrière hospital in Paris, followed by training at the Ontario Cancer Institute and McGill Cancer Center. We believe that Dr. Bizzari adds value to our Board of Directors based on his considerable experience in the pharmaceutical industry and his insight on clinical, regulatory and commercial aspects of drug development, particularly in oncology and global drug approval strategy.

Committees of the Board of Directors and Meetings

Meeting Attendance. On December 17, 2014, Pieris Operating merged with and into Pieris Pharmaceuticals, Inc., formerly known as Marika Inc. and formerly a “shell company” under applicable rules of the SEC, with Pieris Operating surviving the merger as a wholly-owned subsidiary of Pieris Pharmaceuticals, Inc. During the period from January 1, 2014 through December 17, 2014, the board of directors of Pieris Pharmaceuticals, Inc. acted by written consent of the sole director two times. During the period from December 17, 2014 through December 31, 2014, the board of directors of Pieris Pharmaceuticals, Inc. acted by unanimous written consent once. The Board has adopted a policy under which each member of the Board makes every effort to but is not required to attend each annual meeting of our stockholders. The Company did not conduct an annual meeting of stockholders in 2014.

Audit Committee. Our Audit Committee was established on January 11, 2015, and as such it did not meet during fiscal 2014. This committee currently has four members, Steven Prelack (Chairman), Dr. Christina Takke, Chau Khuong and Dr. Jean-Pierre Bizzari. Our Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the Audit Committee reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the Audit Committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and by The NASDAQ Stock Market, as such standards apply specifically to members of audit committees. The Board has determined that Mr. Prelack is an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 407 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

A copy of the Audit Committee’s written charter is publicly available on our website at www.pieris.com.

Compensation Committee. Our Compensation Committee was established on January 11, 2015, and as such it did not meet during fiscal 2014. This committee currently has two members, Michael Richman (Chairman) and Chau Khuong. Our Compensation Committee’s role and responsibilities are set forth in the Compensation Committee’s written charter and includes reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. Our Compensation Committee also administers our 2014 Employee, Director and Consultant Equity Incentive Plan.

The Compensation Committee is responsible for the determination of the compensation of our chief executive officer, and shall conduct its decision making process with respect to that issue without the chief executive officer present, as well as other executive officers. All members of the Compensation Committee qualify as independent under the definition promulgated by The NASDAQ Stock Market.

The Compensation Committee has adopted the following processes and procedures for the consideration and determination of executive and director compensation: In establishing compensation amounts for executives, the Compensation Committee seeks to provide compensation that is competitive in light of current market conditions and industry practices. Accordingly, the Compensation Committee will generally annually review market data which is comprised of proxy-disclosed data from peer companies and information from nationally recognized published surveys for the biopharmaceutical industry, adjusted for size. The market data helps the committee gain perspective on the compensation levels and practices at the peer companies and to assess the relative competitiveness of the compensation paid to the Company’s executives. The market data thus guides the Compensation Committee in its efforts to set executive compensation levels and program targets at competitive levels for comparable roles in the marketplace. The Compensation Committee then takes into account other factors, such as the importance of each executive officer’s role to the company, individual expertise, experience, and performance, retention concerns and relevant compensation trends in the marketplace, in making its final compensation determinations.

The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Compensation Committee has engaged the services of Pearl Meyer & Partners (“Pearl Meyer”), a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of the Company’s executive compensation program. Pearl Meyer performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management except as it may relate to performing such services. Pearl Meyer assists the Committee in defining the appropriate market of the Company’s peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group each year. Pearl Meyer also assists the Committee in benchmarking our director compensation program and practices against those of our peers. The Compensation Committee has assessed the independence of Pearl Meyer pursuant to SEC rules and the corporate governance rules of The NASDAQ Stock Market and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently representing the Compensation Committee.

The Compensation Committee reviews the performance of each named executive officer in light of the above factors and determines whether the named executive officer should receive any increase in base salary, annual bonus award or receive a discretionary equity award based on such evaluation.

A copy of the Compensation Committee’s written charter is publicly available on our website at www.pieris.com.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee was established on January 11, 2015, and as such it did not meet during fiscal 2014. Our Nominating and Corporate Governance Committee currently has four members, Dr. Christina Takke (Chairman), Chau Khuong, Michael Richman and Dr. Jean-Pierre Bizzari. The Nominating and Corporate Governance Committee’s role and responsibilities are set forth in the Nominating and Corporate Governance Committee’s written charter and include evaluating and making recommendations to the full Board as to the size and composition of the Board and its committees, evaluating and making recommendations as to potential candidates, and evaluating current Board members’ performance. All members of the Nominating and Corporate Governance Committee qualify as independent under the definition promulgated by The NASDAQ Stock Market.

If a stockholder wishes to nominate a candidate for director who is not to be included in our proxy statement, it must follow the procedures described in our Amended and Restated Bylaws and in “Stockholder Proposals and Nominations For Director” at the end of this proxy statement.

In addition, under our current corporate governance policies, the Nominating and Corporate Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Corporate Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to propose a candidate for consideration as a nominee by the Nominating and Corporate Governance Committee under our corporate governance policies, it should submit such recommendation in writing to: Pieris Pharmaceuticals, Inc., c/o Secretary, Lise-Meitner-StraBe 30, 85354 Freising, Germany.

The Nominating and Corporate Governance Committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. However, the Nominating and Corporate Governance Committee will consider issues of diversity among the members of the board of directors in identifying and considering nominees for director, and will strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and professional experience on the board of directors and its committees.

A copy of the Nominating and Corporate Governance Committee’s written charter is publicly available on the Company’s website at www.pieris.com.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors consists of six members.

In accordance with the Amended and Restated Certificate of Incorporation, our Board is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed by resolution of the Board of Directors. Vacancies on the Board of Directors can be filled by resolution or a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director of the Board of Directors. Our principles of corporate governance give the Board of Directors the authority to choose whether the roles of Non-Executive Chairman of the Board of Directors and Chief Executive Officer are held by one person or two people. Our principles also give the Board of Directors the authority to change this policy if it deems it best for the Company at any time. Currently, two separate individuals serve in the positions of Chief Executive Officer and Non-Executive Chairman of the Board of Directors of the Company. We believe that our current leadership structure is optimal for the Company at this time.

Our Board of Directors has five independent members and one non-independent member, our President and Chief Executive Officer. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the independent oversight of the Board of Directors by the Non-Executive Chairman, benefits our company and our shareholders. All of our independent directors have demonstrated leadership in other organizations and are familiar with board of director processes.

Dr. Takke and Dr. Bizzari are the Class I directors and their terms will expire at the 2015 annual meeting of stockholders of the Company (although the Company has decided not to nominate Dr. Takke for re-election at the 2015 annual meeting). Messrs. Khuong and Prelack are the Class II directors and their terms will expire at the 2016 annual meeting of stockholders of the Company. Messrs. Yoder and Richman are the Class III directors and their terms will expire at the 2017 annual meeting of stockholders of the Company. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Our management is principally responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. The Board of Directors’ principal responsibility in this area is to ensure that sufficient resources, with appropriate technical and managerial skills, are provided throughout the Company to identify, assess and facilitate processes and practices to address material risk and to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board of Directors’ assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company.

While the full Board of Directors has overall responsibility for risk oversight, the Board of Directors may elect to delegate oversight responsibility related to certain risks committees, which in turn would then report on the matters discussed at the committee level to the full Board of Directors. For instance, an audit committee could focus on the material risks facing the Company, including operational, market, credit, liquidity and legal risks and a compensation committee could be charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (603) 553-5803. However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions in writing to Pieris Pharmaceuticals Inc., Lise-Meitner-StraBe 30, 85354 Freising, Germany, Attn: Corporate Secretary or via e-mail at auditcommittee@pieris.com. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•	junk mail and mass mailings

•	resumes and other forms of job inquiries

•	surveys

•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Executive Officers

The following table sets forth certain information regarding Darlene Deptula-Hicks, an executive officer during fiscal 2014, who is also not a member of our Board of Directors. Information regarding our other executive officer, our Chief Executive Officer, Stephen S. Yoder, can be found under the caption “The Board of Directors” above.

Name	Age	Position
Darlene Deptula-Hicks	57	Acting Chief Financial Officer

Darlene Deptula-Hicks. Darlene Deptula-Hicks is our Acting Chief Financial Officer. Ms. Deptula-Hicks was engaged as a financial consultant to Pieris Operating on November 19, 2014, providing financial services relating to the Acquisition pursuant to a consulting agreement with the financial advisory firm of Danforth Advisors, LLC, or Danforth. Upon the effectiveness of the Acquisition, she was appointed as Acting Chief Financial Officer, Secretary and Treasurer of Pieris and she will continue to provide her services through Danforth. Prior to that time and since June 2012, Ms. Deptula-Hicks served as the Executive Vice President and Chief Financial Officer of Microline Surgical, Inc., a surgical instruments and medical devices company. From 2006 to May 2011 Ms. Deptula-Hicks served as Executive Vice President and Chief Financial Officer of iCAD, Inc. (Nasdaq: ICAD), a publicly traded medical device company.

From 2002 to 2006 Ms. Deptula-Hicks served as Executive Vice President and Chief Financial Officer of ONI Medical Systems, Inc., a venture capital-backed designer and manufacturer of high-field diagnostic imaging systems for orthopedic applications, and from 1998 to 2001 Ms. Deptula-Hicks was Executive Vice President and Chief Financial Officer of Implant Sciences Corporation (Amex:IMX), an early stage medical device company that had its initial public offering in June of 1999. Prior to 1998, Ms. Deptula-Hicks also held various senior financial and accounting positions at Abiomed, Inc., GCA Corporation, Edwards High Vacuum International and Puritan Bennett Corporation. Ms. Deptula-Hicks also serves on the Board of Directors and as Chair of the Audit Committee of Xenetic Biosciences, Inc. (OTCQB:XBIO) and between 2006 and October 2014 served on the Board of Directors of IMCOR Pharmaceutical Company, Technest Holdings, Inc., and USfalcon. Ms. Deptula-Hicks received her B.S. in accounting from Southern NH University and her MBA from Rivier College.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

The following table summarizes the compensation earned in each of our fiscal years ended December 31, 2014 and 2013 by our named executive officers, which consisted solely of our principal executive officer as our other executive officer, Darlene Deptula-Hicks, did not earn more than $100,000. The following table includes compensation earned by the parties named therein for services performed for Pieris Operating prior to that entity becoming our wholly owned subsidiary upon the completion of the Acquisition on December 17, 2014, as well as compensation earned following the closing of the Acquisition. The following table does not include compensation information for the individuals who served as Pieris’ executive officers prior to the completion of the Acquisition, as all such individuals tendered their resignations from all such positions with us in connection with and effective as of the closing of the Acquisition and no compensation was earned by or paid to any such individuals for their services as officers of Pieris. We refer to the executive officers listed below as the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year (1)	Salary	Bonus ($)	Option Awards ($) (2)	All other compensation ($)		Total
Stephen S. Yoder	2014	$266,222	$54,455	$1,643,005	$15,973	(3)	$1,979,655
Chief Executive Officer, President	2013	$303,138	$34,448	$—	$18,188	(3)	$357,774

(1)	All compensation received by Pieris Operating’s executive officers is paid in euros. For the purposes of completing this table, (i) with respect to compensation paid during the fiscal year ended December 31, 2014, Pieris converted each euro denominated amount into U.S. dollars by multiplying the euro amount by the noon buying rate of €1.00 to U.S. $1.2101 in The City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York as of December 31, 2014 and (ii) with respect to compensation paid during the fiscal year ended December 31, 2013, Pieris converted each euro-denominated amount into U.S. dollars by multiplying the euro amount by the noon buying rate of €1.00 to U.S. $1.3779 in The City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York as of December 31, 2013.
(2)	These amounts represent the aggregate grant date fair value for the option awards granted during the fiscal years presented, determined in accordance with FASB ASC Topic 718. All awards are recognized in expense over the service period.
(3)	Represents compensation paid for a monthly car allowance.

Narrative Disclosure to Summary Compensation Table

Employment Agreements with our Chief Executive Officer

Pieris Operating

Stephen S. Yoder serves as the Chief Executive Officer of Pieris Operating pursuant to a management agreement with Pieris Operating dated August 30, 2009, as amended on March 12, 2012, or the Yoder AG Agreement. On December 17, 2014 in connection with the Acquisition, the Yoder AG Agreement was amended and restated to have Mr. Yoder continue as the Chief Executive Officer of Pieris Operating and to provide him with the compensation and benefits set forth in his employment agreement with Pieris, as described below. The Yoder AG Agreement provided for a term of 18 months with the term automatically extending for additional one-year periods. Under the terms of the Yoder AG Agreement, Mr. Yoder received an annual base salary of $254,121 (€210,000), and on January 1, 2013 we increased Mr. Yoder’s annual base salary to $266,222 (€220,000). In addition, Mr. Yoder was eligible to receive a bonus for each calendar year during the term in an amount up to $60,505 (€50,000) based upon achievement of certain objectives, each as approved by the supervisory board of Pieris Operating in consultation with Mr. Yoder. Pursuant to the terms of the Yoder AG Agreement Mr. Yoder was also provided with a car allowance of $1,331 (€1,100) plus value added tax (VAT) per month.

Pieris Pharmaceuticals, Inc.

Stephen S. Yoder serves as our President and Chief Executive Officer pursuant to an employment agreement dated December 17, 2014, or the Yoder Employment Agreement. The Yoder Employment Agreement provides for a continuous term and may be terminated by either party at any time, provided that if Mr. Yoder resigns he shall provide us with at least 90 days’ prior written notice. Pursuant to this agreement, Mr. Yoder’s annual base salary was increased to $375,000, effective as of the closing of the Acquisition. In addition, Mr. Yoder is eligible to receive an annual discretionary bonus of up to 40% of Mr. Yoder’s then-effective annual base salary, based upon achievement of individual and corporate performance objectives as determined by the Board of Directors or a committee thereof.

Mr. Yoder is entitled to participate in any employee benefit programs, plans and practices on the same terms as other salaried employees on a basis consistent with the participation of other senior executives, provided, however, that while Mr. Yoder remains employed outside the United States we shall only be responsible for 50% of the total cost of health insurance for Mr. Yoder’s spouse and children. Mr. Yoder will also be provided with a monthly automobile allowance while he is employed outside of the United States and up to $25,000 of relocation expenses in the event Mr. Yoder relocates to the United States. On the effective date of the Acquisition, Mr. Yoder was granted a stock option to purchase 1,280,000 shares of our common stock with the exercise price being the fair market value at the time of grant. The option is subject to and governed by the terms of the Pieris Plan and a stock option agreement, which stock option agreement provides for a ten year term, and that (i) 25% of the option vested immediately upon grant and (ii) 75% of the option shall vest ratably over three years in equal installments on a quarterly basis beginning on the last day of the next calendar quarter after the date of grant, subject to Mr. Yoder’s continued employment.

Under the Yoder Employment Agreement, Mr. Yoder is prohibited during the term of the agreement, subject to certain exceptions, from (i) accepting any other employment or consultancy, (ii) serving on the board of directors or similar body of any other entity, unless approved by the Chairman of the Board of Directors, and (iii) acquiring, assuming or participating in, directly or indirectly, any financial position, investment or interest known by Mr. Yoder to be adverse or antagonistic to Pieris, its business or prospects, financial or otherwise, or in any competing business.

The agreement contains (i) customary confidentiality obligations which are not limited by the term of the agreement, (ii) certain non-compete provisions extending during the term of the agreement and one year thereafter and (iii) certain non-solicitation provisions during the term of the agreement and for one year thereafter. Mr. Yoder also agreed to assign certain intellectual property rights to Pieris.

All compensation and benefits to be paid to Mr. Yoder pursuant to the Yoder Employment Agreement other than the equity awards shall be paid to Mr. Yoder through the terms and conditions of the Yoder AG Agreement with Pieris Operating, as amended and restated, for so long as Mr. Yoder remains employed at Pieris Operating. Upon termination of the Yoder AG Agreement provided that the Yoder Employment Agreement is still in effect, all compensation shall be paid by Pieris.

Termination for Any Reason

Upon termination of Mr. Yoder for any reason, Mr. Yoder will receive all earned but unpaid salary, any accrued vacation time, any vested benefits he may have under any employee benefit plan and any unpaid expense reimbursement accrued through the date of termination, or the Accrued Obligations.

Termination by us for Without Cause or by Executive for Good Reason

If Mr. Yoder’s employment is terminated (i) by us without cause or (ii) by him for good reason, then we must pay Mr. Yoder (i) the Accrued Obligations earned through the date of termination, (ii) a lump-sum payment comprised of (a) an amount equal to 12 months of his base salary at the time of his termination, and (b) a pro rata portion of the bonus for the year in which the termination occurs, based on year-to-date performance as determined by the Board of Directors, or a committee thereof, in its sole discretion, and (iii) an amount equal to his health insurance premium, paid directly or as a reimbursement to Mr. Yoder, for up to a maximum of 12 months. Payments under items (i) – (iii) above are sometimes referred to in this section as Severance. All unvested equity awards held by Mr. Yoder will immediately vest in full and become exercisable following termination and any forfeiture restrictions will immediately lapse. The Severance and acceleration of any unvested options is expressly conditioned on Mr. Yoder executing and delivering to Pieris a release of claims.

Acting Chief Financial Officer

From November 19, 2014 to December 17, 2014, Darlene Deptula-Hicks was engaged pursuant to a consulting agreement with the financial advisory firm Danforth Advisors, LLC, or Danforth, as a financial consultant to Pieris Operating, providing financial services relating to the Acquisition. As of the effectiveness of the Acquisition, she was appointed as the Acting Chief Financial Officer, Secretary and Treasurer of Pieris and will continue to provide financial services through the Danforth consulting agreement. Pursuant to the Danforth consulting agreement, Pieris will pay Danforth $280 per hour for her services. The current term of the Danforth consulting agreement expires on November 19, 2015, which term may be extended for an additional period by mutual written consent of Pieris and Danforth. The agreement may be terminated by either Pieris or Danforth for cause upon 30 days’ prior written notice or without cause upon 60 days’ prior written notice. “Cause” shall include (i) a breach of the terms of the consulting agreement which is not cured within 30 days of written notice of such default or (ii) the commission of any act of fraud, embezzlement or deliberate disregard of a rule or policy of Pieris. The Danforth consulting agreement contains customary confidentiality obligations which apply to both Danforth and Ms. Deptula-Hicks and extend for a period of five years. In addition, we may not solicit employees or contractors of Danforth for so long as such individuals are contractual agents of Danforth and for a period of one year thereafter. Should Danforth refer an employee or consultant to Pieris, Danforth is entitled to a fee of 10% of such employee’s starting base salary. Further, we shall indemnify and hold harmless Danforth and Ms. Deptula-Hicks against any claims, losses, damages, or liabilities (or actions in respect thereof) that arise out of or are based on the services performed by Danforth or Ms. Deptula-Hicks for us, except for any such claims, losses, damages or liabilities arising out of the gross negligence or willful misconduct of Danforth or Ms. Deptula-Hicks.

Potential Payments upon Termination or Change in Control

Chief Executive Officer

Under the Yoder Employment Agreement, if Mr. Yoder’s employment is terminated (i) by us without cause or (ii) by Mr. Yoder for good reason within 12 months following a change in control, and Mr. Yoder executes and delivers to Pieris a release of claims, then Mr. Yoder shall receive (i) the Accrued Obligations earned through the date of termination, (ii) a lump-sum payment comprised of (a) an amount equal to 12 months of his base salary at the time of his termination, and (b) the target bonus for the year in which the termination occurs, and (iii) an amount equal to his health insurance premium, paid directly or as a reimbursement to Mr. Yoder, for up to a maximum of 12 months. All unvested equity awards will immediately vest in full and become exercisable following termination and any forfeiture restrictions will immediately lapse.

For purposes of the Yoder Employment Agreement, “cause” shall mean the occurrence of any of the following events, as determined by the Board of Directors or a committee designated by the Board of Directors, in its sole discretion: (i) Mr. Yoder’s commission of any felony or any crime involving fraud, dishonesty, or moral turpitude under the laws of Germany, the United States or any state thereof; (ii) Mr. Yoder’s attempted commission of, or participation in, a fraud against Pieris; (iii) Mr. Yoder’s intentional, material violation of any contract or agreement between Mr. Yoder and Pieris or of any statutory duty owed to Pieris; (iv) Mr. Yoder’s unauthorized use or disclosure of Pieris’ confidential information or trade secrets; or (v) Mr. Yoder’s gross misconduct.

For purposes of the Yoder Employment Agreement, “good reason” means Mr. Yoder’s resignation from all positions he then holds with Pieris if (i) (a) there is a material diminution in Mr. Yoder’s duties and responsibilities with Pieris; (b) there is a material reduction of Mr. Yoder’s base salary; provided, however, that a material reduction in Mr. Yoder’s base salary pursuant to a salary reduction program affecting all or substantially all of the employees of Pieris and that does not adversely affect Mr. Yoder to a greater extent than other similarly situated employees shall not constitute good reason; or (c) Mr. Yoder is required to relocate Mr. Yoder’s primary work location to a facility or location that would increase Mr. Yoder’s one-way commute distance by more than 50 miles from Mr. Yoder’s primary work location as of immediately prior to such change, (ii) Mr. Yoder provides written notice outlining such conditions, acts or omissions to Pieris within 30 days immediately following such material change or reduction, (iii) such material change or reduction is not remedied by Pieris within 30 days following Pieris’ receipt of such written notice and (iv) Mr. Yoder’s resignation is effective not later than 30 days after the expiration of such 30 day cure period.

For purposes of the Yoder Employment Agreement, a “change in control” shall be deemed to occur (i) when any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Pieris representing 50% or more of the total voting power represented by Pieris’ then outstanding voting securities (excluding for this purpose any such voting securities held by the Pieris or its affiliates or by any employee benefit plan of Pieris) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or (ii) a merger or consolidation of Pieris whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of Pieris outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of Pieris or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (iii) the sale or disposition by Pieris of all or substantially all of its assets in a transaction requiring stockholder approval.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the aggregate stock and option awards held by our named executive officers as of December 31, 2014.

Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Stephen S. Yoder	320,000	(1)	960,000	(1)	$2.00	12/17/2024
Chief Executive Officer, President

(1)	The option award has a grant date of December 17, 2014 and vests pursuant to the following schedule: 25% of the option vested immediately upon grant on December 17, 2014 and 75% of the option shall vest ratably over three years in equal installments on a quarterly basis beginning on the last day of the next calendar quarter after the date of grant.

Description of Pieris Plan

In December 2014, our Board of Directors and stockholders adopted the 2014 Employee, Director and Consultant Equity Incentive Plan, or the Pieris Plan, which became effective upon closing of the Acquisition. The Pieris Plan is intended to encourage ownership of common stock by our employees and directors and certain of our consultants, including employees of Pieris Operating, in order to attract and retain such people, to induce them to work for the benefit of us and to provide additional incentive for them to promote our success. The Pieris Plan reserves for issuance 3,200,000 shares of our common stock. In addition the Pieris Plan provides for an “evergreen” provision whereby the number of shares of our common stock reserved for issuance under the Pieris Plan shall be automatically increased on January 1 of each of year commencing in fiscal 2016 by the lesser of (i) 1,000,000 shares, (ii) 4% of the number of shares of our common stock outstanding on such date, and (iii) such other amount determined by the administrator. As of the date of this proxy statement, options to purchase 1,470,235 shares of our common stock have been issued under the Pieris Plan to our executive officers and directors, and options to purchase 1,146,500 shares have been issued under the Pieris Plan to other employees and consultants. For additional information, see “Executive Officer and Director Compensation—Director Compensation” and “Executive Officer and Director Compensation—Employment Agreements with our Chief Executive Officer.” As a result of such grants, 583,265 shares of our common stock remain available for future issuances under the Pieris Plan.

Types of Awards. The Pieris Plan provides for the granting of incentive stock options, non-qualified stock options, stock grants and other stock-based awards, including restricted stock units.

•	Incentive and Non-qualified Stock Options. The plan administrator determines the exercise price of each stock option. The exercise price of a non-qualified stock option may not be less than the fair market value of our common stock on the date of grant. The exercise price of an incentive stock option may not be less than the fair market value of our common stock on the date of grant if the recipient holds 10% or less of the combined voting power of our securities, or 110% of the fair market value of a share of our common stock on the date of grant otherwise.

•	Stock Grants. The plan administrator may grant stock, including restricted stock, to any participant, which purchase price, if any, may not be less than the par value of shares of our common stock. The stock grant will be subject to the conditions and restrictions determined by the administrator. The recipient of a stock grant shall have the rights of a stockholder with respect to the shares of stock as of the grant date.

•	Stock-Based Awards. The administrator of the Pieris Plan may grant other stock-based awards, including stock appreciation rights, phantom stock awards and restricted stock units, with terms approved by the administrator, including restrictions related to the awards. The holder of a stock-based award shall not have the rights of a stockholder until shares of our common stock are issued pursuant to such award.

Plan Administration. Our compensation committee is the administrator of the Pieris Plan, except to the extent it delegates its authority to a committee, in which case the committee shall be the administrator. The administrator has the authority to determine the recipients of the awards, the terms of awards, including exercise and purchase price, the number of shares subject to awards, the vesting schedule applicable to awards, the form of consideration, if any, payable upon exercise or settlement of an award and the terms of award agreements for use under the Pieris Plan. In addition, the administrator may amend any term or condition of any outstanding award including, without limitation, to reduce or increase the exercise price or purchase price, accelerate the vesting schedule or extend the expiration date, provided that no such amendment shall impair the rights of a participant without such participant’s consent.

Eligibility. The administrator will determine the participants in the Pieris Plan from among our employees, directors and consultants. A grant may be approved in advance with the effectiveness of the grant contingent and effective upon such person’s commencement of service within a specified period. No participant may receive awards for more than 1,500,000 shares of our common stock in any fiscal year.

Termination of Service. Unless otherwise provided by the administrator or in an award agreement, upon a termination of a participant’s service, all unvested options then held by the participant will terminate and all other unvested awards will be forfeited.

Transferability. Awards under the Pieris Plan may not be transferred except by will or by the laws of descent and distribution, unless otherwise provided by our board in its discretion and set forth in the applicable agreement, provided that no award may be transferred for value.

Adjustment. In the event of a stock dividend, stock split, recapitalization or reorganization or other change in change in capital structure, the administrator will make appropriate adjustments to the number and kind of shares of stock or securities subject to awards.

Corporate Transaction. Upon a merger, consolidation or sale of all or substantially all of our assets, the administrator, or the board of directors of any corporation assuming our obligations, may, in its sole discretion, take any one or more of the following actions pursuant to our plan, as to some or all outstanding awards:

•	provide that outstanding options will be assumed or substituted for shares of the successor corporation or consideration payable with respect to our outstanding stock in connection with the corporate transaction;

•	provide that the outstanding options must be exercised within a certain number of days, either to the extent the options are then exercisable, or at the administrator’s discretion, any such options being made partially or fully exercisable;

•	terminate outstanding options in exchange for payment of an amount equal to the difference between (a) the consideration payable upon consummation of the corporate transaction to a holder of the number of shares into which such option would have been exercisable to the extent then exercisable (or, in the administrator’s discretion, any such options being made partially or fully exercisable) and (b) the aggregate exercise price of those options;

•	provide that outstanding awards will be assumed or substituted for shares of the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the corporate transaction; and

•	terminate outstanding stock grants in exchange for payment of any amount equal to the consideration payable upon consummation of the corporate transaction to a holder of the same number of shares comprising the stock grant, to the extent the stock grant is no longer subject to any forfeiture or repurchase rights (or, at the administrator’s discretion, all forfeiture and repurchase rights being waived upon the corporate transaction).

Amendment and Termination. The Pieris Plan will terminate on December 17, 2024 or at an earlier date by vote of the stockholders or our Board of Directors; provided, however, that any such earlier termination shall not affect any awards granted under the Pieris Plan prior to the date of such termination. The Pieris Plan may be amended by our Board of Directors, except that our Board of Directors may not alter the terms of the Pieris Plan if it would adversely affect a participant’s rights under an outstanding stock right without the participant’s consent. Stockholder approval will be required for any amendment to the Pieris Plan to the extent such approval is required by law, include the Internal Revenue Code or applicable stock exchange requirements.

Upon the closing of the Acquisition, Pieris granted a stock option to Mr. Yoder under the Pieris Plan to purchase 1,280,000 shares of our common stock with the exercise price being the fair market value of our common stock on the date of grant. 25% of the option vested immediately upon grant and 75% of the option shall vest ratably over three years in equal installments on a quarterly basis beginning on the last day of the next calendar quarter after the date of grant, subject to Mr. Yoder’s continued employment.

Director Compensation

Effective upon the closing of the Acquisition on December 17, 2014, Pieris’ former sole director resigned as a director and appointed Stephen S. Yoder, Chau Khuong, Dr. Christina Takke, Michael Richman and Steven Prelack as our directors. Following the closing of the Acquisition, our newly appointed directors appointed Chau Khuong as the Chairman of the Board. As is described in more detail elsewhere in this proxy statement, Chau Khuong, Dr. Christina Takke, Michael Richman, Dr. Jean-Pierre Bizzari and Steven Prelack are independent non-employee members of our Board of Directors. Mr. Yoder was the President and Chief Executive Officer of Pieris and Chief Executive Officer of Pieris Operating during our 2014 fiscal year.

The table below summarizes all compensation earned by each of our non-employee directors for services performed during our fiscal year ended December 31, 2014. Pieris’ sole director before completion of the Acquisition is not in the table below because he received no compensation for his services as a director of our company. Mr. Yoder is not in the table below because he receives no separate compensation for his services as a director of our company, and all of the compensation earned by Mr. Yoder during our 2014 fiscal year as an executive officer of our company is reflected in the Summary Compensation Table above.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)		Total ($)
Chau Khuong (1)	—	—	39,000	(5)	39,000
Dr. Christina Takke (2)	—	—	39,000	(5)	39,000
Michael Richman (3)	—	—	78,000	(5)	78,000
Steven Prelack (4)	—	—	39,000	(5)	39,000
Dr. Jean-Pierre Bizzari (6)	—	—	—		—

(1)	As of December 31, 2014, Chau Khuong held option awards for 30,000 shares at an exercise price of $2.00.
(2)	As of December 31, 2014, Dr. Christina Takke held option awards for 30,000 shares at an exercise price of $2.00.
(3)	As of December 31, 2014, Michael Richman held option awards for 60,000 shares at an exercise price of $2.00.
(4)	As of December 31, 2014, Steven Prelack held option awards for 30,000 shares at an exercise price of $2.00.
(5)	These amounts represent the aggregate grant date fair value of option awards granted to each director in fiscal year 2014 computed in accordance with FASB ASC Topic 718.
(6)	Dr. Bizzari was appointed to our Board of Directors on May 12, 2015.

Upon the closing of the Acquisition, Pieris granted a stock option to Michael Richman to purchase 60,000 shares of our common stock and granted stock options to purchase 30,000 shares of our common stock to each of our other non-employee directors under the Pieris Plan, each with the exercise price equal to the fair market value of our common stock on the date of grant. Each of the options are subject to and governed by the terms of the Pieris Plan and a stock option agreement, which stock option agreement provides for a ten year term and that the option shall vest ratably over three years in equal installments on a quarterly basis beginning on the last day of the next calendar quarter after the date of grant, subject to the non-employee director’s continued service.

On January 11, 2015, our Board of Directors approved a director compensation policy applicable to our non-employee directors. This policy provides for annual cash compensation of $25,000 for each non-employee member of our Board of Directors. In addition, the chair of our audit committee will receive additional annual cash compensation of $15,000, the chair of our compensation committee will receive additional annual cash compensation of $10,000 and the chair of our nominating and corporate governance committee will receive additional annual cash compensation of $7,500. The policy also provides for annual cash compensation of $7,500 for each of the members of our audit committee, $5,000 for each of the members of our compensation committee and $3,750 for each of the members of our nominating and corporate governance committee. Our non-employee directors may elect to receive their annual fees for board and committee service from January 1 to December 31 of a given year in either cash or fully vested shares of our common stock. This election must be made on an annual basis at the beginning of each fiscal year.

In addition, the policy provides that each of our non-employee directors will be eligible to receive annual equity awards of 15,000 options to purchase our common stock, and that upon appointment, new non-employee directors will be eligible to receive an inducement equity award of 30,000 options to purchase our common stock. It is anticipated that all such equity awards will be granted under the Pieris Plan or any other equity compensation plan our Board of Directors and stockholders may approve and adopt in the future. The type of any such award, the amount of shares subject to the award, the vesting schedule and all other terms thereof will be subject to the discretion and approval of our Board of Directors on an annual basis. In connection with his appointment to the Board of Directors on May 12, 2015, Dr. Jean-Pierre Bizzari received an option to purchase 30,000 shares of common stock at an exercise price of $2.80, which vests over a one year period in equal installments on a quarterly basis beginning on September 30, 2015, subject to Dr. Bizzari’s continued service.

EQUITY COMPENSATION PLAN INFORMATION

Upon consummation of the Acquisition, the Company adopted the 2014 Employee, Director and Consultant Equity Incentive Plan, or the Pieris Plan. The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2014. For a description of the terms of the Pieris Plan, please see “Executive Officer and Director Compensation — Description of Pieris Plan.”

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,616,735	$2.03	583,265
Equity compensation plans not approved by security holders	—	—	—

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the NASDAQ Stock Market, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the Board, which is available on our website at www.pieris.com. This committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft. In fulfilling its responsibilities for the financial statements for fiscal year December 31, 2014, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with management and Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, our independent registered public accounting firm;

•	Discussed with Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft the matters required to be discussed in accordance with Auditing Standard No. 16 - Communications with Audit Committees; and

•	Received written disclosures and the letter from Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft communications with the Audit Committee and the Audit Committee further discussed with Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Members of the Pieris Pharmaceuticals, Inc. Audit Committee

Steven Prelack, Chairman
Dr. Christina Takke
Chau Khuong
Dr. Jean-Pierre Bizzari

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers, and persons owning more than 10 percent of a Company’s class of equity securities registered pursuant to Section 12 of the Exchange Act to file reports on a timely basis on the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of such equity securities with the SEC. Executive officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish those companies copies of all Section 16(a) forms they file. As of the date hereof, we do not have a class of equity securities registered pursuant to Section 12 of the Exchange Act, and therefore our directors, executive officers, and persons owning more than 10 percent of our equity securities are not required to file Section 16(a) forms, or furnish any copies thereof to us.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transactions

Pieris (Pieris Pharmaceuticals, Inc., formerly known as Marika Inc.)

Except as described below, since our inception in May 2013, there has not been, nor is there currently proposed, any transaction to which Pieris is or was a party in which the amount involved exceeds the lesser of $120,000 and 1% of the average of its total assets at year-end for the last two completed fiscal years, and in which any of our current directors, executive officers, holders of more than 5% of any class of our voting securities or any of their respective affiliates or immediate family members, had, or will have, a direct or indirect material interest.

We were incorporated in Nevada in May 2013 as Marika Inc. In connection with our incorporation, Aleksandrs Sviks was appointed the sole director of Marika Inc., and in such capacity Mr. Sviks appointed himself as President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary. On June 26, 2013, Marika Inc. issued 5,000,000 shares of common stock to Mr. Sviks, in exchange for an aggregate payment of $5,000 (or $0.001 per share).

Upon the closing of the Acquisition, Pieris and its former majority stockholder, Aleksandrs Sviks, entered into a Split-Off Agreement and General Release Agreement pursuant to which Pieris transferred all of its pre-Acquisition operating assets and liabilities to the Split-Off Subsidiary. Pursuant to such agreements, Pieris transferred all of the outstanding shares of capital stock of the Split-Off Subsidiary to Mr. Sviks in consideration of and in exchange for (i) the surrender and cancellation of an aggregate of 11,363,635 shares of Pieris common stock held by Mr. Sviks (which were cancelled and will resume the status of authorized but unissued shares of Pieris common stock) and (ii) certain representations, covenants and indemnities. Under the terms of a General Release Agreement, dated December 17, 2014, among Pieris, Split-Off Subsidiary and Aleksandrs Sviks, Split-Off Subsidiary and Mr. Sviks agreed to a general release of all claims and liabilities of Pieris and Pieris Operating, as well as certain other customary covenants.

We have entered into indemnification agreements with each of our directors and executive officers. Each of those indemnification agreements is in the form approved by our Board of Directors. Those indemnification agreements require that, under the circumstances and to the extent provided for therein, we indemnify such persons to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by any such person as a result of such person being made a party to certain actions, suits and proceedings by reason of the fact that such person is or was a director, officer, employee or agent of our company, any entity that was a predecessor corporation of our company or any of our affiliates. The rights of each person who is a party to such an indemnification agreement are in addition to any other rights such person may have under applicable Nevada law, our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws, any other agreement, a vote of our stockholders, a resolution adopted by our Board of Directors or otherwise.

On December 17, 2014, we entered into a securities purchase agreement, or the Securities Purchase Agreement, with certain accredited investors providing for the issuance and sale to such investors of an aggregate of 6,779,510 shares of the our common stock in a private placement offering conducted through a series of closings occurring on December 17, 18 and 23, 2014, at a purchase price per share of $2.00 and for aggregate gross proceeds to us of $13.56 million, or the Private Placement. After deducting for placement agent and other fees and expenses, the aggregate net proceeds from the Private Placement were $12.04 million. In connection with the Private Placement we received funding from the holders of more than 5% of our common stock as follows: (i) of $495,282 from OrbiMed Private Investments III, LP, or OPI III, (ii) $4,718 from OrbiMed Associates III, LP, an affiliate of OPI III, or Associates III, (iii) $1,250,000 from Mark N. Tompkins and, and (iv) approximately $3.0 million from 1798 Fundamental Strategies Master Fund Ltd., or Fundamental Strategies. After giving effect to the Private Placement and as of June 1, 2015, each of OPI III, Mark N. Tompkins and Fundamental Strategies is a holder of more than 5% of the outstanding capital stock of Pieris.

At the closings of the Private Placement the Company issued to the investors and their designees, warrants, or the Placement Warrants, to acquire up to 542,360 shares of its common stock. Each of the Placement Warrants is exercisable at any time at the option of the holder until the five-year anniversary of its date of issuance. Each Placement Warrant entitles the registered holder to purchase one share of our common stock at a price of $2.00 per share, exercisable at any time at the option of the holder until the five-year anniversary of its date of issuance. The number of shares issuable upon exercise of each Placement Warrant is adjustable in the event of stock splits, stock dividends, combinations of shares and similar transactions. Furthermore, if we engage in a merger, sale of substantially all of our assets or similar transaction the holders of more than 50% of the outstanding shares of common stock accept a tender offer, each holder of a Placement Warrant that is outstanding shall have the right to receive the number of shares of the surviving corporation and any additional consideration receivable by a holder of the same number of shares of common stock for which such Placement Warrant is exercisable.

On December 17, 2014, we entered into the Registration Rights Agreement with the investors that participated in the Private Placement. Pursuant to the terms of the Registration Rights Agreement, we agreed to file with the SEC, within 90 days following December 17, 2014, a registration statement to register for resale all of the 6,779,510 shares of our common stock issued in the Private Placement, as well as an additional 20,000,000 shares of our common stock which we issued to former stockholders of Pieris Operating in connection with the closing of the Acquisition, and an additional 542,360 shares of common stock issuable to holders of the Placement Warrants. We also agreed to use commercially reasonable efforts to have the registration statement declared effective within 180 days following December 17, 2014. If the registration statement ceases to be effective during the required effectiveness period, except as permitted under the Registration Rights Agreement, we will be obligated pay to each selling stockholder an amount in cash equal to 1.0% of the value of such selling stockholder’s shares of outstanding common stock on every monthly anniversary of such failure and prorated for any portion of a month, until it is cured or all of such selling stockholder’s securities to be registered thereunder have been or may be sold without restriction pursuant to Rule 144. Furthermore, if we fail to timely file reports required to be filed by us pursuant to Section 13(a) or 15(d) under the Exchange Act, we will be obligated pay to each selling stockholder an amount in cash equal to 1.0% of the value of such selling stockholder’s shares of outstanding common stock. Notwithstanding the foregoing, we will not be obligated to make any such payments with respect to any of the securities to be registered thereunder that we are unable to register due to limits imposed by the SEC’s interpretation of Rule 415 promulgated under the Securities Act.

Under the Registration Rights Agreement, subject to exception in certain circumstances or pursuant to the Acquisition, as applicable, we have agreed to keep such registration statement effective until the later of December 17, 2016 and such time as all of the securities to be registered thereunder have been sold under the registration statement or pursuant to Rule 144 or may be sold without restriction pursuant to Rule 144. If there is not an effective registration statement covering the resale of the securities to be registered thereunder at any time prior to December 17, 2015, then the selling stockholders will have “piggyback” registration rights with respect to any such securities that are not eligible for resale pursuant to Rule 144 without volume or manner of sale restrictions in connection with any other registration statement we determine to file that would permit the inclusion of those shares.

Pieris Operating

Except as described below and except for employment compensation, since January 1, 2012, there has not been, nor is there currently proposed, any transaction to which it was or is a party in which the amount involved exceeds the lesser of $120,000 and 1% of the average of Pieris Operating’s total assets at year-end for the last two completed fiscal years, and in which any of its directors, executive officers, holders of more than 5% of any class of its voting securities or any of their respective affiliates or immediate family members, had, or will have, a direct or indirect material interest.

In 2001, Pieris Operating entered into a consulting agreement with Dr. Arne Skerra, who was a member of the Pieris Operating supervisory board, pursuant to which Dr. Skerra provides advice regarding the use of new proteins for the purpose of research and development. For each of the years ended December 31, 2012, December 31, 2013 and December 31, 2014, Pieris Operating paid Dr. Skerra €20,000 ($24,202) under the consulting agreement.

In July 2007, Pieris Operating entered into a Research and Licensing Agreement with Technische Universität München, or TUM and the TUM License Agreement. The TUM License Agreement granted certain licenses and protective rights to Pieris Operating related to Anticalin®-brand drug and lipocalin research and Anticalin technology developed by a research team led by Dr. Arne Skerra, who is employed by TUM as Chair of Biological Chemistry. For these licenses and rights, Pieris Operating paid TUM €15,000 ($18,152) in 2012 and €50,000 ($60,505) in 2013, as well as additional payments of €102,000 ($123,430) in 2012 and €25,500 ($30,858) in 2013 for the research conducted in subsequent project stages. No payments were made for such licenses and rights or any other payments in 2014.

Pieris Operating is the project coordinator and a participant of the European Consortium for Anticalin® proteins as next generation high-affinity protein therapeutics, or EUROCALIN, collaborative research project, a drug development collaboration among ten distinct companies and academic institutions across Europe funded in large part by the European Commission under its FP7 HEALTH program pursuant to a Consortium Agreement dated November 21, 2011, or the Consortium Agreement, and the Grant Agreement No. 278408 dated November 21, 2011, or the FP7 Grant Agreement. EUROCALIN received a €6.0 million ($7.3 million) grant from the European Union in 2011. TUM is also a member of the EUROCALIN consortium and is entitled to payments under the FP7 Grant Agreement. Pursuant to the FP7 Grant Agreement, in 2012 and 2013, Pieris Operating, as project coordinator, paid TUM €62,900 ($76,115) and €65,400 ($79,141), respectively, out of the grant funds. No grant funds were dispensed to TUM in 2014.

In November 2012, Pieris Operating entered into the 2012 Bridge Loan. In connection with the financing, Pieris Operating received (i) €492,113 ($595,506) from OPI III, (ii) €4,687 ($5,672) from Associates III, (iii) €421,015 ($509,470) from Gilde Europe Food & Agribusiness Fund B.V., or Gilde, (iv) €219,225 ($265,284) from Coöperatieve AAC LS U.A. (Forbion), or Forbion, (v) €252,173 ($305,154) from The Global Life Science Ventures Funds II GmbH & Co. KG i.L., or Global Life KG, (vi) €196,145 ($237,355) from The Global Life Science Ventures Fund II LP, an affiliate of Global Life KG, or Global Life LP, (vii) €199,606 ($241,543) from Novo Nordisk A/S, or Novo, and (viii) €164,751 ($199,365) from BioM AG, or BioM. The 2012 Bridge Loan accrued interest at a rate of 12% per year and had a maturity date of December 31, 2013, after which the loan amounts began to accrue interest at a rate of 18% per year. In 2012, Pieris Operating accrued interest in the amounts of €3,445 ($4,169), €33 ($40), €3,368 ($4,076), €1,461 ($1,768), €1,008 ($1,220), €0 ($0), €1,397 ($1,691) and €1,373 ($1,661) under the loans to OPI III, Associates III, Gilde, Forbion, Global Life KG, Global Life LP, Novo and BioM, respectively. In 2013, Pieris Operating accrued interest in the amounts of €59,054 ($71,461), €562 ($680), €50,522 ($61,137), €26,307 ($31,834), €30,261 ($36,619), €23,537 ($28,482), €23,953 ($28,986) and €19,770 ($23,924) to OPI III, Associates III, Gilde, Forbion, Global Life KG, Global Life LP, Novo and BioM, respectively. BioM Venture Capital GmbH & Co. KG, or BioM Venture, who, as of the date of execution of the 2012 Bridge Loan was a holder of more than 5% of the outstanding capital stock of Pieris Operating, is an affiliate of BioM. As of the date of execution of the 2012 Bridge Loan, Forbion was a holder of more than 5% of the outstanding capital stock of Pieris Operating.

In March 2014, the 2012 Bridge Loan was amended. Pursuant to the terms of the amendment, (i) the outstanding amount under the 2012 Bridge Loan was reduced by a $400,000 payment to the holders under the 2012 Bridge Loan and (ii) the maturity date was extended to December 31, 2015. Due to the extension, interest under the amended facility accrued at a rate of 12% per year. In connection with the amended financing, Pieris Operating had total repayment amounts owed by Pieris Operating of (i) $98,423 from OPI III, (ii) $937 from Associates III, (iii) $84,203 from Gilde, (iv) $43,845 from Forbion, (v) $50,435 from Global Life KG, (vi) $39,229 from Global Life LP, (vii) $39,921 from Novo, and (viii) $32,950 from BioM. BioM Venture and Forbion, as of the date of execution of the amendment, were holders of more than 5% of the outstanding capital stock of Pieris Operating. Immediately prior to the 2014 Series C Financing, as defined below, there was €2,000,000 ($2,420,200) outstanding under the 2012 Bridge Loan, as amended. As of December 17, 2014 and pursuant to the terms of the 2014 Series C Financing under which the outstanding indebtedness was converted to equity, there were no amounts outstanding under the 2012 Bridge Loan, as amended.

In April 2014, Pieris Operating entered into a second bridge loan agreement, or the 2014 Bridge Loan, with certain of its stockholders pursuant to which Pieris Operating received a commitment for financing in the aggregate amount of €2,000,000 ($2,420,200), which loan amounts, if called by Pieris Operating, would be convertible into shares of Pieris Operating after the maturity date or upon the occurrence of certain events. The 2014 Bridge Loan included two tranches of available financing: (i) Tranche A of €1,500,000 ($1,815,150) and (ii) Tranche B of €500,000 ($605,050). The Tranche A financing commitment consisted of commitments of (i) €598,400 ($724,124) from OPI III, (ii) €3,751 ($4,539) from Associates III, (iii) €149,705 ($181,158) from Novo, (iv) €126,560 ($153,150) from Global Life KG, (v) €98,440 ($119,122) from Global Life LP, (vi) €225,000 ($272,273) from Gilde, (vii) €97,500 ($117,985) from Forbion, (viii) €150,000 ($181,515) from Baytech Venture Capital GmbH & Co. KG, or Baytech, and (ix) €10,310 ($12,476) from BioM. The Tranche B financing commitment consisted of (i) €199,497 ($241,411) from OPI III, (ii) €1,250 ($1,513) from Associates III, (iii) €49,902 ($60,386) from Novo, (iv) €42,197 ($51,063) from Global Life KG, (v) €32,813 ($39,707) from Global Life LP, (vi) €75,000 ($90,758) from Gilde, (vii) €32,500 ($39,328) from Forbion, (viii) €50,000 ($60,505) from Baytech and (ix) €10,310 ($12,476) from BioM. Forbion, BioM Venture and Baytech, as of the date of execution of the 2014 Bridge Loan, were holders of more than 5% of the outstanding capital stock of Pieris Operating. In June 2014, Pieris Operating borrowed 67% of Tranche A, which equals €1,000,000 ($1,210,100). The amount borrowed consisted of funds of (i) €398,993 ($482,821) from OPI III, (ii) €2,501 ($3,026) from Associates III, (iii) €99,803 ($120,772) from Novo, (iv) €84,373 ($102,100) from Global Life KG, (v) €65,627 ($79,415) from Global Life LP, (vi) €150,000 ($181,515) from Gilde, (vii) €65,000 ($78,657) from Forbion, (viii) €100,000 ($121,010) from Baytech, and (ix) €6,873 ($8,317) from BioM. Loan amounts outstanding under the 2014 Bridge Loan accrued interest at a rate of 12% per year and had a maturity date of December 31, 2015, after which the loan amounts would accrue interest at a rate of 18% per year. Immediately prior to the 2014 Series C Financing, as defined below, there was €1,000,000 ($1,210,100) outstanding under the 2014 Bridge Loan. In September 2014 and in connection with the 2014 Series C Financing, the stockholder parties to the 2014 Bridge Loan invested the remaining €1,000,000 ($1,210,100) commitment under the bridge loan in cash directly in the 2014 Series C Financing, including funds of (i) €398,994 ($482,823) from OPI III, (ii) €2,500 ($3,025) from Associates III, (iii) €99,803 ($120,772) from Novo, (iv) €84,373 ($102,100) from Global Life KG, (v) €65,627 ($79,415) from Global Life LP, (vi) €150,000 ($181,515) from Gilde, (vii) €65,000 ($78,657) from Forbion, (viii) €100,000 ($121,010) from Baytech, and (ix) €6,874 ($8,318) from BioM, which was treated as new investment under the 2014 Series C Financing, or the Convertible Cash Investment. As of December 17, 2014 and pursuant to the 2014 Series C Financing under which the outstanding indebtedness was converted to equity, there were no amounts outstanding under the 2014 Bridge Loan.

On October 10, 2014, Pieris Operating entered into an investment agreement and consolidated shareholders’ agreement, each dated October 10, 2014, pursuant to which (i) the aggregate outstanding amounts under the 2012 Bridge Loan, as amended, and 2014 Bridge Loan of €3,000,000 ($3,630,300) were converted into shares of Series C Preferred Stock of Pieris Operating and (ii) Pieris Operating received a cash investment, including the Convertible Cash Investment, in the aggregate amount of €5,970,149 ($7,224,477) in consideration for shares of Pieris Operating’s Series C Preferred Stock, or the 2014 Series C Financing.

The converted bridge loan portion of the 2014 Series C Financing included (a) €2,000,000 ($2,420,200) outstanding under the 2012 Bridge Loan, as amended, including funds of (i) €492,113 ($595,506) from OPI III, (ii) €4,687 ($5,672) from Associates III, (iii) €421,015 ($509,470) from Gilde, (iv) €219,225 ($265,284) from Forbion, (v) €252,173 ($305,155) from Global Life KG, (vi) €196,145 ($237,355) from Global Life LP, (vii) €199,606 ($241,543) from Novo and (viii) €164,751 ($199,365) from BioM and (b) €1,000,000 ($1,210,100) outstanding under the 2014 Bridge Loan including funds of (i) €398,994 ($482,823) from OPI III, (ii) €2,500 ($3,025) from Associates III, (iii) €99,803 ($120,772) from Novo, (iv) €84,373 ($102,100) from Global Life KG, (v) €65,627 ($79,415) from Global Life LP, (vi) €150,000 ($181,515) from Gilde, (vii) €65,000 ($78,657) from Forbion, (viii) €100,000 ($121,010) from Baytech, and (ix) €6,874 ($8,318) from BioM.

The cash investment portion of the 2014 Series C Financing provided for two tranches of available financing. The first tranche consisted of a cash investment of €3,552,646 ($4,299,057) and the second tranche consisted of a cash investment of €1,417,503 ($1,715,320). In addition, the cash investment portion of the 2014 Series C Financing included €1,000,000 ($1,210,100) from the Convertible Cash Investment as described above. In October to November 2014, the first tranche of the 2014 Series C Financing was consummated, consisting of an issuance of an aggregate of 1,629,469 shares of Series C Preferred Stock, including funds of (i) €2,218,972 ($2,685,178) from OPI III, (ii) €19,843 ($24,012) from Associates III, (iii) €150,000 ($181,515) from Gilde, (iv) €65,000 ($79,657) from Forbion, (v) €84,373 ($102,100) from Global Life KG, (vi) €65,627 ($79,415) from Global Life LP, (vii) €99,803 ($120,772) from Novo, (viii) €6,874 ($8,318) from BioM, (ix) €275,000 ($332,778) from Baytech and (x) €1,492,537 ($1,806,119) from Cadila Healthcare Limited, or Zydus. In November to December 2014, the second tranche of the 2014 Series C Financing was consummated, consisting of the issuance of an aggregate of 234,877 shares of Series C preferred stock including funds of €579,861 ($701,690) from Mark N. Tompkins. Forbion, BioM Venture, Baytech and Zydus, as of the date of execution of the 2014 Series C Financing, were holders of more than 5% of the outstanding capital stock of Pieris Operating.

In the aggregate, as of June 1, 2015, Pieris Operating has received approximately €51.7 million ($62.6 million) in equity investments from its stockholders as follows: (i) in 2001, seed round financing of €0.6 million ($.7 million); (ii) in 2002, two tranches of Series A financing in an aggregate amount of approximately €12.2 million ($14.8 million); (iii) in 2006, Series A-1 financing of approximately €4.9 million ($5.9 million), (iv) in 2008, two tranches of Series B financing in an aggregate of approximately €25.0 million ($30.3 million) and (v) the 2014 Series C Financing of approximately €9.0 million ($10.9 million). Our stockholders have invested in these activities in the following aggregate amounts: (i) approximately €13.1 million ($15.9 million) from OPI III and Associates III; (ii) approximately €8.0 million ($9.7 million) from Global Life KG and Global Life LP; (iii) approximately €7.9 million ($9.6 million) from Gilde; (iv) approximately €5.4 million ($6.5 million) from Novo; (v) approximately €4.8 million ($5.8 million) from Forbion; (vi) approximately €3.4 million ($4.1 million) from Baytech; (vii) an aggregate of approximately €2.7 million ($3.3 million) from Bio M and BioM Venture, an affiliate of BioM, (viii) approximately €1.5 million ($1.8 million) from Zydus, and (ix) approximately €0.6 million ($0.7 million) from Mark N. Tompkins. Other stockholders invested in aggregate approximately €4.4 million ($5.3 million).

Each of OPI III, Gilde, Forbion, Global Life KG, Global Life LP, Novo, Baytech and Zydus was a holder of more than 5% of the outstanding capital stock of Pieris Operating prior to the closing of the Acquisition, and each of OPI III, Gilde, Forbion, Global Life KG, Novo, Zydus and Mark N. Tompkins was a holder of more than 5% of the outstanding capital stock of Pieris as of December 17, 2014 giving effect to the Acquisition. After giving effect to the Private Placement and as of June 1, 2015, each of OPI III, Gilde, Global Life KG, Novo, Mark N. Tompkins and Fundamental Strategies is a holder of more than 5% of the outstanding capital stock of Pieris. Former members of the supervisory board of Pieris Operating are associated with these 5% stockholders as follows: Dr. Michael Sheffery is a Partner Emeritus at OrbiMed Advisors LLC, which is the general partner of Associates III and the sole managing member of OPI III, Dr. Hans A. Küpper is a managing director of The Global Life Sciences Ventures GmbH, which is the general partner of Global Life KG and advisor to Global Life LP, and Edwin de Graaf is the managing director of Glide Healthcare Holding B.V., the parent company of Gilde Agribusiness Management B.V., the manager of Gilde. Further, Chau Khuong, a current member of our Board of Directors and a member of the supervisory board of Pieris Operating, is also an employee of OrbiMed Advisors

LLC and Dr. Christina Takke, a current member of our Board of Directors and a member of the supervisory board of Pieris Operating, was until June 1, 2015 a proxy holder of Forbion I Management B.V., the director of Forbion. Last, in October 2013, Pieris Operating entered into a development and license agreement with Zydus for the preclinical development of PRS-110, pursuant to which Pieris Operating shares certain commercial rights to PRS-110 with Zydus. For more information about the Zydus agreement, see “Item 1. Business—Strategic Partnerships” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 29, 2015.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to the written charter of our audit committee, the audit committee is responsible for reviewing and approving all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our Board of Directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest. All of the transactions described in this section occurred prior to the adoption of the audit committee charter.

Director Independence

In connection with the closing of the Acquisition, our Board of Directors undertook a review of the composition of our Board of Directors and independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that Chau Khuong, Dr. Christina Takke, Michael Richman, Steven Prelack and Dr. Jean-Pierre Bizzari would qualify as “independent” as that term is defined by NASDAQ Listing Rule 5605(a)(2). Stephen S. Yoder would not qualify as “independent” under applicable NASDAQ Listing Rules applicable to the Board of Directors generally or to separately designated board committees because he currently serves as our Chief Executive Officer. In making such determinations, our Board of Directors considered the relationships that each of our non-employee directors has with our company and all other facts and circumstances deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Subject to some exceptions, NASDAQ Listing Rule 5605(a)(2) provides that a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that a director cannot be an “independent director” if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us within the preceding three years, other than for service as a director or benefits under a tax-qualified retirement plan or non-discretionary compensation (or, for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is a current partner of our independent public accounting firm, or has worked for such firm in any capacity on our audit at any time during the past three years; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer, partner or controlling stockholder of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during our past three fiscal years, exceeds the greater of 5% of the recipient’s consolidated gross revenues for that year or $200,000 (except for payments arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs). Additionally, in order to be considered an independent member of an audit committee under Rule 10A-3 of the Exchange Act, a member of an audit committee may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other committee of the Board of Directors, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the applicable company or any of its subsidiaries or otherwise be an affiliated person of the applicable company or any of its subsidiaries.

ELECTION OF DIRECTORS

(Notice Item 1)

On May 12, 2015 the Board of Directors nominated Jean-Pierre Bizzari, M.D. for election at the annual meeting. The Board of Directors currently consists of six members, classified into three classes as follows: Chau Khuong and Steven Prelack constitute a class with a term ending in 2016; Stephen S. Yoder and Michael Richman constitute a class with a term ending in 2017; and Dr. Christina Takke and Dr. Jean-Pierre Bizzari constitute a class with a term which expires at the upcoming annual meeting. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The Board of Directors has voted (i) to set the size of the Board of Directors at five members, effective June 30, 2015 and (ii) to nominate Dr. Jean-Pierre Bizzari for election at the annual meeting for a term of three years to serve until the 2018 Annual Meeting of Stockholders, and until his respective successor is duly elected and qualified. The Class II directors (Chau Khuong and Steven Prelack) and the Class III directors (Stephen S. Yoder and Michael Richman) will serve until the Annual Meetings of Stockholders to be held in 2016 and 2017, respectively, and until their respective successors have been duly elected and qualified. While a current Class I director, on April 7, 2015, the Company decided not to nominate Dr. Christina Takke for re-election at the 2015 Annual Meeting. Dr. Takke will no longer serve as a member of the Board of Directors effective on June 30, 2015.

Unless authority to vote for this nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the election as director of Dr. Jean-Pierre Bizzari. In the event that the nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in the nominee’s place. We have no reason to believe that the nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted For the nominee at the Meeting is required to elect the nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF DR. JEAN-PIERRE BIZZARI AS A DIRECTOR, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Notice Item 2)

The Audit Committee has appointed Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, or EY, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2015. Effective on December 17, 2014, the Company dismissed Harris & Gillespie CPA’S PLLC, or Harris & Gillespie, as our independent registered public accounting firm engaged to audit our financial statements. On January 11, 2015, the Audit Committee engaged EY as the Company’s new independent registered public accounting firm to act as the principal accountant to audit the Company’s financial statements. EY was engaged by Pieris Operating before it became our wholly-owned subsidiary to audit its financial statements for the years ended December 31, 2013 and 2012 and the statements of operations, changes in stockholders’ deficit and cash flows for each of the years then ended. EY audited our financial statements for the fiscal year ended December 31, 2014.

The Board proposes that the stockholders ratify this appointment. We expect that representatives of EY will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint EY, the Audit Committee reviewed auditor independence issues and existing commercial relationships with EY and concluded that EY has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2015.

The following table presents fees for professional audit services rendered by EY for the audit of the Company’s annual financial statements for the years ended December 31, 2014 and December 31, 2013, and fees billed for other services rendered by EY during those periods.

	2014	2013
Audit fees:(1)	$320,331	$274,503
Audit related fees:(2)	5,855	5,886
Tax fees:	—	—
All other fees:	—	—
Total	$326,186	$280,389

(1)	Audit fees consisted of audit work performed on the annual financial statements, review of quarterly financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as the provision of consents in connection with the filing of registration statements, Current Reports on Form 8-K and related amendments and statutory audits.
(2)	Audit related fees consisted principally of fees relating to an audit for Pieris Operating regarding the FP7 Grant Agreement, which is described in more detail under “Certain Relationships and Related Person Transactions.”

None of the services set forth above in the category audit related fees were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) (relating to the approval of a de minimis amount of non-audit services after the fact but before completion of the audit), as all such services were performed by EY for Pieris Operating prior to the engagement of EY by the Company and prior to the formation of the Audit Committee in December 2014.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1. Audit services include audit work performed on the annual financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories. The Company generally does not request such services from our independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the budget at year end by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In the event the stockholders do not ratify the appointment of EY as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The affirmative vote of a majority of the shares cast affirmatively or negatively at the annual meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF EY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

CODE OF CONDUCT AND ETHICS

We have adopted a Code of Ethics and Whistler Blower Policy that applies to all of our employees, including our chief executive officer and acting chief financial and accounting officer. The text of the code of conduct and ethics is posted on our website at www.pieris.com and will be made available to stockholders without charge, upon request, in writing to the Corporate Secretary at Pieris Pharmaceuticals, Inc., Lise-Meitner-Strasse 30, 85354, Freising-Weihenstephan, Germany. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of The NASDAQ Stock Market.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2016 Annual Meeting of Stockholders, we must receive stockholder proposals by March 2, 2016. To be considered for presentation at the 2016 Annual Meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than March 2, 2016 and no later than April 1, 2016. However, if the date of the annual meeting is more than 30 days earlier or more than 30 days later than such anniversary date, notice must be received not earlier than 120 days and not later than (i) 90 days prior such annual meeting or (ii) ten calendar days following the date on which public disclosure of the date of the meeting is first made. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. Proposals that are not received in a timely manner will not be voted on at the 2016 Annual Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. Stockholders are advised to review our Amended and Restated Bylaws which also specify requirements as to the form and content of a stockholder’s notice. All stockholder proposals should be marked for the attention of Corporate Secretary, Pieris Pharmaceuticals, Inc., Lise-Meitner-Strasse 30, 85354, Freising-Weihenstephan, Germany.

Freising-Weihenstephan, Germany

June 1, 2015

PIERIS PHARMACEUTICALS, INC. LISE-MEITNER-STRASSE 30 85354 FREISING-WEIHENSTEPHAN GERMANY	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M94093-P66706	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PIERIS PHARMACEUTICALS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Class I Director	☐	☐	☐

Nominee

01) Dr. Jean-Pierre Bizzari

The Board of Directors recommends you vote FOR proposal 2:							For	Against	Abstain
2.	Ratify the appointment of Ernst & Young Wirtschaftsprüfungsgesellschaft as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.						☐	☐	☐
NOTE: The Company will transact any other business that may properly be presented before the annual meeting or at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M94094-P66706

PIERIS PHARMACEUTICALS, INC.

This proxy is solicited by the Board of Directors

Annual Meeting of Stockholders

June 30, 2015

The stockholder(s) hereby appoint(s) each of Stephen S. Yoder and Darlene Deptula-Hicks, severally and not jointly, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Pieris Pharmaceuticals, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. Eastern Time on June 30, 2015, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. at 666 Third Avenue, New York, NY 10017, 32nd Floor, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side